INVESTMENT MANAGEMENT

Reliable Partner | Reliable Investing®

(d)(3)(E)(i)

May 1, 2022

Voya Investors Trust

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, Arizona 85258

Re: Money Market Fund Expense Limitation Agreement for Voya Government Liquid Assets Portfolio

Ladies and Gentlemen:

In accordance with the Money Market Fund Expense Limitation Agreement among Voya Investments, LLC (the "Investment Manager"), Voya Investments Distributor, LLC (the "Distributor"), and Voya Investors Trust (the "Registrant"), dated May 1, 2017 (the "Voya Investors Trust"), the Distributor and the Investment Manager have contractually agreed to waive a portion of their distribution and/or shareholder servicing fees and management fees, as applicable, and to reimburse certain expenses of the Registrant to the extent necessary to assist the Registrant in maintaining a yield of not less than zero.

By our execution of this letter agreement, intending to be legally bound hereby, the Distributor and the Investment Manager agree, from May 1, 2022 through May 1, 2023, to waive a portion of their distribution and/or shareholder servicing fees and management fees, as applicable, and to reimburse certain expenses of the Registrant to the extent necessary to assist the Registrant in maintaining a yield of not less than zero. Upon your acceptance, the Money Market Fund Expense Limitation Agreement will be modified to give effect to the foregoing by amending the Amended Schedule A of the Money Market Fund Expense Limitation Agreement. The Amended Schedule A is attached hereto.

Notwithstanding the foregoing, termination or modification of this letter agreement requires approval by the Board of Trustees of the Registrant.

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M:\Funds\Legal Admin\Registration Statements\Unified\IIT\2022\485b\Filing Documents\Exhibits\(d)(3)(E)(i) VIT-Liquid Assets MMF-ExpA-MMFWaiv Ltr-2201F (C).docx

May 1, 2022

Please indicate your agreement to this term extension by executing below in the place indicated. This letter agreement shall terminate upon termination of the Money Market Fund Expense Limitation Agreement.

Voya Investments, LLC

By: /s/ Todd Modic_____________

Name: Todd Modic

Title: Senior Vice President

Voya Investments Distributor, LLC

By: /s/ Andrew K. Schlueter______

Name: Andrew K. Schlueter

Title: Vice President

ACCEPTED AND AGREED TO:

Voya Investors Trust

By: /s/ Kimberly A. Anderson___

Name: Kimberly A. Anderson

Title: Senior Vice President, Duly Authorized

AMENDED SCHEDULE A

to the

MONEY MARKET FUND EXPENSE LIMITATION AGREEMENT

VOYA INVESTORS TRUST
OPERATING EXPENSE LIMITS

Name of Portfolio	Expiration of Term of Money Market Fund Expense
Limitation Agreement

Voya Government Liquid	Term Expires May 1, 2023
Assets Portfolio

/s/ HE HE

Effective Date: May 1, 2022